EXHIBIT 99.1

Level 5 Beverage Company, Inc., a Minerco Resources, Inc. Company, Enters into Exclusive Distribution Agreement with Avanzar Sales and Distribution, LLC

Nashua, NH, July 29, 2013: Minerco Resources, Inc. (OTCQB: MINE) (the “Company”), a progressive developer, producer and provider of worldwide commodities solutions, announced today that the company’s subsidiary, Level 5 Beverage Company, Inc. (“Level 5”), has entered into an Exclusive Territory Distribution Agreement with Avanzar Sales and Distribution, LLC.

The Exclusive Territory as defined in the Distribution Agreement includes: The Counties of Los Angeles County, Riverside County, San Bernardino County, Orange County, San Diego County, and Imperial County in the State of California, in their entireties; and the Counties of Maricopa County, Pinal County, and Pima County in the State of Arizona, in their entireties.

Avanzar Sales and Distribution is a world class brand incubation house which specializes in working with early stage, fast moving consumer good brands to develop and implement sales and distribution strategies. Avanzar has a national representation reach and maintains a regional in house Direct Store Delivery (DSD) operation servicing the Southern California and Arizona markets. Avanzar’s management team has worked with several major beverage brands over the past 20 years in their retail marketing and distribution efforts. These brands include Pepsi, Red Bull, Nestle, Fuze, Izze, Honest Tea, Muscle Milk, Vitamin Water, Function, Voss Water and Calypso Lemonade. Most recently, Avanzar placed Street King Energy Shot in key sales channels throughout Southern California.

Bill Juarez, President of Avanzar, said, “We are extremely excited by our partnership with Level 5 and its entire product line and looking forward to supporting them in the future as they build, what we believe, will be an important and expanding brand for years to come."

As previously released, Power Brands Consulting, LLC (“Power Brands”) helped Level 5 formulate the product line, helped design the label and brand and is actively managing the branding, production, marketing, sales and distribution for Level 5’s new healthy and functional product lineup; starting with RISE – The Coffee Drinkers’ Choice.

Darin Ezra, the CEO of Power Brands, stated, “The agreement between Level 5 and Avanzar is an amazing development for Level 5 beverages. Bill Juarez is one of the top beverage distribution experts in America and his whole team at Avanzar are world class beverage industry executives.”

John Powers, the CEO of the company said, "We are completely focused on launching our Level 5 product lines, starting with RISE – The Coffee Drinkers’ Choice. We are very excited and fortunate to have such veteran and dynamic partners in Power Brands and now Avanzar Distribution. Southern California is one of the largest population bases and consumer markets in the country. Additionally, the region contains the largest percentage of natural food and beverage consumers in North America. The launch of our initial Level 5 product is set. We are also looking forward to the innovative next generation of Level 5 beverages in the near future. Stay tuned for operational and product updates as they happen. As always, we will keep our shareholders and consumers informed as we launch Level 5.

Please contact:                     Minerco Resources, Inc.
info@minercoresources.com
John Powers, 603-732-6948

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.